Exhibit 10.26

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
COVERING SECURITIES THAT HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED

Pro-Rata Restricted Performance Share Unit Award

Fiscal 2014 – Overview

April 1, 2013

This Overview is qualified in its entirety by reference to the Memorandum to Participants in the Ralph Lauren Corporation 2010 Long-Term Stock Incentive Plan and to the Plan itself. Copies of the Memorandum and the Plan are available from your Human Resources Department.
OVERVIEW
The Ralph Lauren Corporation (the “Company”) 2010 Long-Term Stock Incentive Plan (the “Plan”) authorizes the Compensation & Organizational Development Committee of the Board of Directors (the “Compensation Committee”) to grant equity awards to officers and other employees of the Company and its Subsidiaries and Affiliates.
As determined by the Compensation Committee, the Company may grant one or more types of Restricted Performance Share Unit awards (RPSUs). This Overview describes one type of RPSU that has three-year, pro-rata vesting (“Pro-Rata RPSU”).
A Pro-Rata RPSU award provides the participant with the opportunity to receive shares of the Company’s Class A Common Stock (traded on the New York Stock Exchange under the symbol RL) at a later date contingent upon achievement of performance goals and continued service with the Company.
AWARD OBJECTIVES
Objectives of RPSUs, including Pro-Rata RPSUs, are to:

1.	Attract and retain exceptional individuals of superior talent

2.	Motivate such individuals to achieve longer-range performance

3.	Enable such individuals to participate in the long-term growth and financial success of the Company
PLAN ADMINISTRATION
The Company’s Human Resources Department administers the program and Merrill Lynch Wealth Management (“Merrill Lynch”) is the recordkeeper. Participants must have an open brokerage account at Merrill Lynch in order to facilitate distribution of shares of the Company’s Class A Common Stock upon the vesting of Pro-Rata RPSUs. To open a brokerage account, or for questions regarding your account and account transactions, contact Merrill Lynch at (609) 818-8908 or (877) 765-7656.

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The Company’s Board of Directors reserves the right to amend, modify or terminate the Plan at any time, subject to stockholder approval, if required. No such amendment to the Plan would adversely affect any Pro-Rata RPSU awards then outstanding.
Nothing contained herein may be construed as creating a promise of future benefits or a binding contract with the Company. Further, an individual’s employment continues to be at will, subject to any applicable employment agreement.
For questions regarding the Plan and its provisions, contact Human Resources.
ELIGIBILITY FOR GRANT
Equity awards, including Pro-Rata RPSU awards, may be granted annually to designated, key executives who have a significant impact on the strategic direction and business results of the Company, and who are actively employed on April 1 of the year when the grant is made.
Guidelines have been established for the number and type of equity awards that eligible participants may receive. The guidelines reflect a position’s scope, accountability and impact on the organization, and may also reflect changes in the value of the Company’s Class A Common Stock.
Please note that the guidelines do not constitute a guarantee that any specific individual will receive an equity award in any given or subsequent year, or guarantee the type or the size of any grant, if a grant is made.

An eligible employee who receives a Below Expectations (B) or Unsatisfactory (U) rating on their annual performance appraisal is not eligible for an equity award in the fiscal year following that performance appraisal period.

GRANT AMOUNT AND AWARD VESTING
The number of units in a Pro-Rata RPSU award is set as of the grant date. The award will vest in equal, annual installments (tranches) over a three-year period. One third of the Pro-Rata RPSUs granted in fiscal 2014 will vest each year after the end of fiscal 2014, fiscal 2015 and fiscal 2016, subject to achievement of the applicable Company performance goal in the first year and the participant having continuous service through each vesting date (see examples beginning on page 5).

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PERFORMANCE MEASURES FOR PRO-RATA RPSU VESTING
The Company’s performance measure(s) are established by the Compensation Committee at the time of the grant from a list of performance criteria set forth in the Plan. Such measure(s) may include, for example, one or more of the following:

▪	Net Earnings or Net Income (before or after taxes)

▪	Basic or Diluted Earnings Per Share (before or after taxes)

▪	Net Operating Profit (before or after taxes)

▪	Net Revenue or Net Revenue Growth

▪	Gross Profit or Gross Profit Growth

▪	Return Measures (including but not limited to Return on Assets, Investments, Capital)

▪	Other measures of economic value added or value creation metrics
Once a Pro-Rata RPSU award is granted, the performance measure(s), vesting and payout schedule will not be modified during the term for that particular award. However, in determining performance against the goal, the Company’s results may be adjusted to exclude the effects of certain events and transactions as specified by the Compensation Committee at the time of grant. For any future awards, the Compensation Committee may change the performance measure(s), goals, vesting and payout schedule(s).
FISCAL 2014 GRANT PERFORMANCE MEASURE AND PERFORMANCE LEVEL FOR VESTING
The Company performance measure for fiscal 2014 Pro-Rata RPSU awards is Corporate Net Income Before Tax (NIBT). This performance measure is also used for bonus awards under the Executive Incentive Plan (EIP).
The performance level that must be achieved for Pro-Rata RPSU vesting is NIBT at Threshold (80% of Target) or better and is communicated on your stock notification.
FISCAL 2014 VESTING SCHEDULE
All three tranches of the fiscal 2014 Pro-Rata RPSUs are deemed earned and available for vesting based on achievement of the fiscal 2014 performance goal as follows:

▪
One-third would vest and be paid out after the end of fiscal 2014 based on achievement of the fiscal 2014 Company performance goal and on the participant’s continuous service with the Company from the grant date to the vesting date

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▪	One-third would vest and be paid out after the end of fiscal 2015 (participant must have continuous service with the Company from the grant date to the vesting date)

▪	One-third would vest and be paid out after the end of fiscal 2016 (participant must have continuous service with the Company from the grant date to the vesting date)

All three tranches of the fiscal 2014 Pro-Rata RPSU award will be forfeited if the fiscal 2014 performance goal (Corporate NIBT at Threshold or better) is not achieved.

Vesting of the Pro-Rata RPSUs and the distribution of the Company’s Class A Common Stock will occur as soon as administratively practical following certification of achievement of the Company’s performance goals by the Compensation Committee. The vesting date typically occurs in June of each year, but may be earlier or later. Once the Pro-Rata RPSUs are vested and distributed as Company Class A Common Stock, the participant owns the shares and as a shareholder, will have voting rights and will receive dividends, if applicable, on such shares. Prior to the vesting date, dividends are not earned on Pro-Rata RPSUs and the participant does not have voting rights.
VESTING EXAMPLES
These examples illustrate how a Pro-Rata RPSU award granted in fiscal 2014 would vest, in equal installments, over three fiscal years. Vesting is subject to achievement of FY14 performance goal - Corporate Net Income Before Taxes (NIBT) at Threshold or better - and the participant’s continuous service with the Company from the grant date to each vesting date.
EXAMPLE 1: 210 FY14 Pro-Rata RPSUs (Granted July 2013)

Performance Period	# Pro-Rata RPSUs Eligible to Vest	Performance Level [1]	# Pro-Rata RPSUs Vested and Distributed if Vesting Criteria Met[2]	Vesting Date[3]
FY14	70	Threshold	70	June 2014
FY15	70	N/A	70	June 2015
FY16	70	N/A	70	June 2016
Total	210		210

1	Threshold refers to attaining at least 80% of the fiscal 2014 Corporate NIBT goal. If Threshold or better performance is not achieved in the first year, all three tranches will be forfeited

2	Vesting criteria includes a minimum of Threshold performance and the participant’s continuous service with the Company from grant date

3	The vesting date typically occurs in June of each year, but may be earlier or later

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Additionally, depending on any previous grants received, more than one Pro-Rata RPSU award may be eligible to vest each year, as shown below:
EXAMPLE 2: MULTIPLE PRIOR GRANTS WITH SHARES ELIGIBLE TO VEST

Year Granted	# of Pro-Rata RPSUs Granted	1/3 of Pro-Rata RPSUs Eligible to Vest [1]
		June 2014	June 2015	June 2016
FY12 (July 2011)	270	90	-	-
FY13 (July 2012)	300	100	100	-
FY14 (July 2013)	210	70	70	70
Total Pro-Rata RPSUs	780	260	170	70
1Assumes that goal measures, performance and service with the Company, applicable to each tranche of each grant are met.
The vesting date typically occurs in June of each year, but may be earlier or later.
In the U.S. and in many other jurisdictions, vesting of RPSUs and delivery of shares of the Company’s Class A Common Stock is a taxable event. When shares are distributed, a portion of the shares are withheld to satisfy withholding requirements, and the net shares are delivered to participants in their Merrill Lynch account.

Shares received from the vesting of a Pro-Rata RPSU award may be sold subject to the Company’s trading restrictions as set forth in the Company’s Securities Trading policy beginning on page 9. In certain circumstances, certain Executive Officers may sell shares pursuant to Rule 144 or another applicable exemption under the U.S. Securities Act of 1933, as amended.

In the U.S. and in many other jurisdictions, sale of such shares after vesting has tax implications. Contact your financial advisor for important information about how a subsequent sale of shares impacts you.
Once Pro-Rata RPSUs have vested and you receive shares of the Company’s Class A Common Stock from the vesting of a particular Pro-Rata RPSU award, you retain all rights to those shares, regardless of employment status with the Company.

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VALUE OF RESTRICTED PERFORMANCE SHARE UNITS
If Threshold or better performance against the fiscal year goal is achieved, Pro-Rata RPSUs can provide participants with ownership of the Company’s Class A Common Stock and the opportunity to benefit from any appreciation in price above the price on grant date.

This example illustrates the opportunity for gains in the value of the award at various Company Class A Common Stock prices.

EXAMPLE: POTENTIAL VALUE
Award of 210 Pro-Rata RPSUs

		If Stock Price Reaches:
	# of Shares	$160	$185	$210	$235
Value (assumes shares vest)	210	$33,600	$38,850	$44,100	$49,350
Note: Value is before tax and a portion of the shares awarded would be withheld to satisfy required tax withholding. Example is hypothetical and is not a forecast of growth in the Company’s Class A Common Stock price.

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IF YOU LEAVE THE COMPANY

Event	Status of RPSU Awards
Normal Retirement (Age 65)[1] Early Retirement (Age 55 through age 64 with 7 or more years of service)[1] Long-Term Disability (LTD)[4] Death
• RPSUs vesting during the fiscal year are pro-rated[2] as of the date of retirement[1], LTD, or death. The pro-rated number of shares will be eligible to vest on their normal vesting date.[3]
• All remaining Pro-Rata RPSUs (for that fiscal year and any other fiscal years remaining) are forfeited

Voluntary Resignation	• All unvested Pro-Rata RPSUs are forfeited
Involuntary Termination (Without Cause)	• All unvested Pro-Rata RPSUs are forfeited
Dismissal for Cause (As defined by the Company or, if applicable, the participant’s employment agreement)	• All vested Pro-Rata RPSUs not yet distributed into shares of the Company’s Class A Common Stock are forfeited • All unvested Pro-Rata RPSUs are forfeited

1 Pro-rated RPSUs vest only if retirement date is on or after the last day of the first quarter of the fiscal year.

2 The pro-rated portion is determined by taking the number of full months worked in the fiscal year, dividing by 12, then multiplying by the number of Pro-Rata RPSUs scheduled to vest for that fiscal year.

3 Vesting occurs after the end of the performance period following certification of achievement of performance goals by The Compensation Committee. The vesting date typically occurs in June of each year, but may be earlier or later. Your Merrill Lynch statement reflects a performance end date, which is different from the actual vesting date.
4 For purposes hereof, “disability” shall, unless otherwise determined by the Committee, have the same meaning as such term or a similar term has under the long-term disability plan or policy maintained by the Company or a Subsidiary under which the Participant has coverage and which is in effect on the date of the onset of the Participant’s disability.

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SECURITIES TRADING POLICY
INSIDER TRADING
As provided in the Company Employee Handbook, employees are prohibited by law from buying or selling securities if an employee has or is aware of any material, non-public information about the Company and its subsidiaries. This is commonly referred to as “insider information.” Material, non-public information is any information that has not been disclosed to the public that could affect the price of Company Common Stock -- either positively or negatively -- or affect a person’s decision to buy, hold or sell securities.

Examples of what might be considered “insider information” include, but are not limited to, the following:

▪	Earnings or other financial information

▪	Changes in dividend policy

▪	Stock splits

▪	Mergers and acquisitions

▪	Major new contracts or product-line introductions

▪	Litigation involving substantial amounts of money

▪	Changes in management

These insider-trading rules are applicable to employees of Ralph Lauren and its Subsidiaries and Affiliates, worldwide.

COMPANY BLACKOUT PERIODS
To avoid even the appearance of “insider trading,” our Company’s Securities Trading policy prohibits members of the Board of Directors, all employees and their “Related Parties” (as such term is defined in the Company’s Securities Trading Policy) from making trades involving stock of the Company during certain “blackout periods.” This prohibition covers all transactions in the Company’s securities, including buying or selling shares, including shares of Class A Common Stock received upon the vesting of RPSUs. These blackout periods generally begin two weeks before the end of each of our fiscal quarters and continue through one trading day after the Company issues its earnings release for the fiscal quarter or year just ended. If the earnings release is issued before the opening of the market on a trading day, trading may begin the next day. The blackout periods are announced at the start of each year. The Company may prohibit trading of the Company’s stock at any time it deems such trading to be inappropriate, even outside the regular blackout periods. Individuals who receive a specific notification prohibiting them from trading the Company’s stock should note that such notification takes precedence over pre-announced blackout periods. In addition, members of the Board of Directors, Officers (any employee who is a Corporate Vice President / Division Senior Vice President or above), and all employees in the Finance, Legal and Human Resources departments must clear all trades with the
Corporate Counsel, or their designee, at all times.

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ADDITIONAL PROHIBITED TRANSACTIONS
Because we believe it is inappropriate for any Company personnel to engage in short-term or speculative transactions involving the Company’s Common Stock, it is Company policy that employees do not engage in any of the following activities with respect to the securities of the Company:

▪
“In and out” trading in securities of the Company. Any Company stock purchased in the market must be held for a minimum of six months and ideally longer. Note that the Securities and Exchange Commission (SEC) has a “short-swing profit recapture” rule that effectively prohibits Executive Officers and members of the Board of Directors from selling any Company stock within six months of a purchase. The Company has extended this prohibition to all employees. The receipt of shares pursuant to the vesting of Pro-Rata RPSU awards is not considered a purchase under the SEC’s rule.

▪	Short sales (i.e., selling stock one does not own and then borrowing the shares to make delivery)

▪	Buying or selling “puts” or “calls” (i.e., making commitments to buy or sell securities at a specified price for a fixed period of time)

CLEARANCE OF ALL TRADES BY DIRECTORS, OFFICERS AND OTHER KEY PERSONNEL

For employees at the Corporate Vice President and Division Senior Vice President level or above (“Officers”) and for all employees in the Finance, Legal and Human Resources departments, all transactions in the Company’s securities (including, but not limited to purchases, sales, transfers, etc.) must be conducted during an open trading window and pre-cleared with the Corporate Counsel, or their designee. If contemplating a transaction, please provide a written request via e-mail to RLTrading@ralphlauren.com, specifying the number of Stock Options you wish to exercise and/or the number of shares you wish to purchase or sell before contacting Merrill Lynch or any other broker, or taking any other step to initiate a transaction.

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COMPLIANCE WITH SECTION 409A
To the extent applicable, the Plan shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986 and the Department of Treasury Regulations and other interpretive guidance issued hereunder (“Section 409A”).  Notwithstanding any provision of the Plan to the contrary, it is intended that this Plan comply with Section 409A, and all provision of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

FOREIGN AWARDS AND RIGHTS
Notwithstanding any provision of the Plan to the contrary, to comply with securities, exchange control, labor, tax, or other applicable laws, rules or regulations in countries outside of the United States in which the Company and its Subsidiaries operate or have Employees, Consultants, or directors, and/or for the purpose of taking advantage of tax favorable treatment for Awards granted to Participants in such countries, the Committee, in its sole discretion, shall have the power and authority to (i) amend or modify the terms and conditions of any Award granted to a Participants; (ii) establish, adopt, interpret, or revise any rules and procedures to the extent such actions may be necessary or advisable, including adoption of rules or procedures applicable to particular Subsidiaries or Participants residing in particular locations; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules or procedures with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on termination of Service, available methods of exercise or settlement of an Award, payment of Tax-Related items, the shifting of employer tax liability to the Participant, tax withholding procedures, restrictions on the sale of shares of Class A Common Stock of the Company, and the handling of stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Committee may not take actions hereunder, and no Awards shall be granted, that would violate the U.S. Securities Act of 1933, as amended, the Exchange Act, the Code, any securities law or governing statute.

EXCHANGE RATES
Neither the Company nor any Subsidiary shall be liable to a Participant for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. Dollar that may affect the value of the Participant’s Award or of any amounts due to the Participant pursuant to the settlement of the Award or, if applicable, the subsequent sale of Class A Common Stock acquired upon settlement.
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In the event of any discrepancy between this Pro-Rata RPSU Overview and either the Plan or the provision under which the Plan is administered and governed by the Compensation Committee, the Plan and the determination of the Compensation Committee will govern, as applicable. This Overview is qualified in its entirety based on the determinations, interpretations and other decisions made within the sole discretion of the Compensation Committee.

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